Exhibit 99.1

Aspen reports results for the quarter and nine months ended September 30, 2012 and announces a $400 million share repurchase authorization.

Hamilton, Bermuda, October 24, 2012 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $115.1 million and diluted earnings per share of $1.45 for the third quarter of 2012. Diluted book value per share increased by 3.8% from June 30, 2012 to $41.53.

Trading highlights in the quarter included low catastrophe levels, areas of pricing improvement, and net favorable reserve development with profitable performance in both the reinsurance and insurance segments.

Operating highlights for the quarter ended September 30, 2012

•	Diluted net earnings per share of $1.45 for the quarter ended September 30, 2012 compared with diluted net earnings per share of $0.21 in the third quarter of 2011(1)

•	Diluted operating earnings per share of $1.34 for the quarter ended September 30, 2012 compared with diluted operating earnings per share of $0.68 in the third quarter of 2011(1)(2)

•	Diluted book value per share of $41.53, up 9.1% from the third quarter of 2011 and up 3.8% from June 30, 2012(1)(2)

•

Annualized net income return on average equity of 14.4% and annualized operating return on average equity of 13.2% for the third quarter of 2012 compared with 2.4% and 7.2%, respectively in the third quarter of 2011(1)(2)

•

Gross written premiums in the third quarter of 2012 increased 12.7% from the third quarter of 2011 to $558.4 million with the majority of the growth resulting from a 36.2% increase in the insurance segment

•	Combined ratio of 87.0% for the third quarter of 2012 compared with a combined ratio of 96.9%(1) for the third quarter 2011

•

Net favorable development on prior year loss reserves of $29.8 million, or 5.8 combined ratio points, for the quarter compared with $15.6 million, or 3.2 combined ratio points, for the third quarter of 2011

(1)	See provision of ASU 2010-26 on page 12
(2)	See definition of non-GAAP financial measures on pages 11 and 12

Financial highlights, quarter ended September 30, 2012 (unaudited)

$ in millions, except per share amounts and percentages

	Q3 2012	Q3 2011(1)
Gross written premiums	$558.4	$495.6
Net earned premiums	$516.2	$486.9
Net investment income	$48.6	$57.3
Net income after tax	$115.1	$21.2
Operating income after tax	$106.5	$55.5
Diluted net income per share	$1.45	$0.21
Diluted operating earnings per share	$1.34	$0.68
Annualized net income return on equity	14.4%	2.4%
Annualized operating return on equity	13.2%	7.2%
Combined ratio	87.0%	96.9%
Combined ratio excluding catastrophes(2)	86.6%	85.8%
Book value per ordinary share	$42.90	$39.41
Diluted book value per ordinary share	$41.53	$38.07

Financial highlights, nine months ended September 30, 2012 (unaudited)

$ in millions, except per share amounts and percentages

	YTD 2012	YTD 2011(1)
Gross written premiums	$2,007.1	$1,749.1
Net earned premiums	$1,525.0	$1,399.1
Net investment income	$153.8	$171.4
Net income (loss) after tax	$278.4	$(122.5)
Operating income (loss) after tax	$282.8	$(75.4)
Diluted net income (loss) per share	$3.47	$(1.98)
Diluted operating earnings (loss) per share	$3.53	$(1.32)
Annualized net income (loss) return on equity	11.9%	(6.7)%
Annualized operating return (loss) on equity	12.0%	(4.4)%
Combined ratio	89.3%	116.4%
Combined ratio excluding catastrophes(2)	87.2%	87.1%

(1)	See provision of ASU 2010-26 on page 12
(2)	See definition of non-GAAP financial measures on pages 11 and 12

Chris O’Kane, Chief Executive Officer commented, “Our operating income for the third quarter was $106.5 million, equivalent to diluted earnings per share of $1.34 and the result of positive performances in both reinsurance and insurance. Diluted book value per share grew 3.8% in the quarter to $41.53 and we generated an annualized operating return on equity of 13.2%. We enter the final quarter of the year with positive momentum and a strong capital position as we continue to execute our diversified business strategy and to manage capital effectively.”

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended September 30, 2012 include:

•

Gross written premiums of $259.5 million, down 6.0% compared with $276.1 million for the third quarter of 2011 as we continue to reduce exposure where we do not believe price reflects our current view of the risks

•	Combined ratio of 73.8% compared with 95.5% for the third quarter of 2011

•	Favorable prior year loss reserve development of $22.0 million primarily in property and specialty reinsurance compared with $11.7 million in the third quarter of 2011

The combined ratio for the third quarter of 2012 was 73.8%, benefitting from benign catastrophe activity. There was no change in reserves for the 2010 and 2011 catastrophe events. In comparison, the combined ratio for the third quarter of 2011 was 95.5% or 77.7%(1)(2) excluding natural catastrophe losses.

The segment underwriting profit for the third quarter of 2012 was $73.2 million compared with an underwriting profit of $12.3 million for the third quarter of 2011.(1)

Operating highlights for Reinsurance for the nine months ended September 30, 2012 include:

•	Gross written premiums of $1,033.5 million, up 3.2% compared with $1,001.2 million for the first nine months of 2011

•	Combined ratio of 77.5% compared with 126.1% for the first nine months of 2011(1)

•	Favorable prior year loss reserve development for the first nine months of 2012 was $64.2 million compared with $57.8 million for the first nine months of 2011

The combined ratio of 77.5% for the first nine months of 2012 included pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, of $19.5 million or 2.6 percentage points. In comparison, the combined ratio for the first nine months of 2011 was 126.1% or 77.6%(1)(2) excluding natural catastrophe losses.

The segment underwriting profit for the first nine months of 2012 was $186.8 million compared with an underwriting loss of $214.5 million(1) for the first nine months of 2011 which was severely impacted by natural catastrophes, primarily the Japan and New Zealand earthquakes.

Insurance

Operating highlights for Insurance for the quarter ended September 30, 2012 include:

•	Gross written premiums of $298.9 million, up 36.2% compared with $219.5 million in the third quarter of 2011

•	Combined ratio of 96.4% compared with 93.5% for the third quarter of 2011(1)

•	Favorable prior year loss reserve development of $7.8 million compared with $3.9 million in the third quarter of 2011, primarily in property and casualty

The increase in gross written premiums was mainly attributable to growth in our US-based insurance operations.

Operating highlights for Insurance for the nine months ended September 30, 2012 include:

•	Gross written premiums of $973.6 million, up 30.2% compared with $747.9 million in the first nine months of 2011

•	Combined ratio of 97.5% compared with 97.0% for the first nine months of 2011(1)

•	Favorable prior year loss reserve development of $31.2 million compared with $12.5 million in the first nine months of 2011

(1)	See provision of ASU 2010-26 on page 12
(2)	See definition of non-GAAP financial measures on pages 11 and 12

Investment performance

Net investment income for the third quarter of 2012 was $48.6 million compared with $57.3 million in the third quarter of 2011. Net realized and unrealized investment gains included in net income for the quarter were $2.7 million which included $8.1 million of losses from the Company’s interest rate swaps.

Unrealized gains in the available for sale investment portfolio, including equity securities, at the end of September 30, 2012 were $392.9 million, an increase of $32.2 million from the end of the second quarter of 2012.

Book yield at September 30, 2012 on the fixed income portfolio was 3.04%, a decrease of 50 basis points from 3.54% at the end of the third quarter of 2011. The average credit quality of the fixed income portfolio was AA and it had an average duration of 2.8 years at September 30, 2012, excluding the impact of interest rate swaps.

Capital

Total shareholders’ equity increased $119.1 million in the quarter to $3.6 billion at September 30, 2012.

During the third quarter of 2012, Aspen repurchased 864,634 ordinary shares in the open market at an average price of $28.91 per share for a total cost of $25.0 million. Aspen had $142.4 million remaining under its current share buyback authorization at September 30, 2012.

Aspen today announced that its Board of Directors has approved a new share repurchase authorization for up to $400 million of outstanding ordinary shares. The share repurchase authorization, which is effective immediately and replaces the previous authorization, permits Aspen to effect the repurchases from time to time through a combination of transactions, including open market repurchases, privately negotiated transactions and accelerated share repurchase transactions.

Outlook for 2012

Aspen continues to anticipate gross written premiums for 2012 to be $2.4 billion +/- 5% and premiums ceded to be between 10% and 12% of gross earned premiums. The full year guidance range for combined ratio is reduced to 89% to 93% from 93% to 98% reflecting the absence of significant third quarter catastrophe losses and assuming normal loss experience in the fourth quarter. The revised combined ratio range includes a catastrophe load for the remainder of the year of $45 million. Aspen has also lowered its expectations for the effective tax rate in 2012 to be in the range of 5% to 8%.

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and web cast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Thursday, October 25, 2012.

To participate in the October 25 conference call by phone

Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)

Conference ID 30243864

To listen live online

Aspen will provide a live webcast at www.aspen.co

(Investors and Media > Investor Relations > Event calendar)

To download the materials

The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later

A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or

+1 (404) 537 3406 (international)

Replay ID 30243864

The recording will be also available at www.aspen.co.

For further information please contact

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 646 502 1076

Media

International – Citigate Dewe Rogerson

Caroline Merrell or Jos Bieneman

caroline.merrell@citigatedr.co.uk

jos.bieneman@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Morris

amv@abmac.com

+1 212 371 5999

Aspen Insurance Holdings Limited

Summary consolidated balance sheet (unaudited)

$ in millions, except per share data

	As at September 30, 2012	As at December 31, 2011
ASSETS
Total investments	$6,720.3	$6,335.1
Cash and cash equivalents	1,374.2	1,239.1
Reinsurance recoverables	612.9	514.4
Premiums receivable	993.4	894.4
Other assets(1)	537.0	477.5

Total assets	$10,237.8	$9,460.5

LIABILITIES
Losses and loss adjustment expenses	$4,639.6	$4,525.2
Unearned premiums	1,184.0	916.1
Other payables	360.9	364.2
Long-term debt	499.1	499.0

Total liabilities	6,683.6	6,304.5

SHAREHOLDERS’ EQUITY
Total shareholders’ equity(1)	3,554.2	3,156.0

Total liabilities and shareholders’ equity(1)	$10,237.8	$9,460.5

Book value per share(1)	$42.90	$39.66
Diluted book value per share (treasury stock method)(1)	$41.53	$38.21

(1)	See provision of ASU 2010-26 on page 12

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Three Months Ended
	September 30, 2012	September 30, 2011(1)
UNDERWRITING REVENUES
Gross written premiums	$558.4	$495.6
Premiums ceded	(51.3)	(33.0)

Net written premiums	507.1	462.6
Change in unearned premiums	9.1	24.3

Net earned premiums	516.2	486.9

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	255.0	306.2
Policy acquisition expenses	103.1	93.4
General, administrative and corporate expenses	90.7	72.0

Total underwriting expenses	448.8	471.6

Underwriting income including corporate expenses	67.4	15.3

OTHER OPERATING REVENUE
Net investment income	48.6	57.3
Interest expense	(7.8)	(7.7)
Other income/(expense)	4.5	(9.1)

Total other operating revenue	45.3	40.5

OPERATING INCOME BEFORE TAX	112.7	55.8

Net realized and unrealized exchange gains	7.7	0.3
Net realized and unrealized investment gains/(losses)	2.7	(32.9)

INCOME BEFORE TAX	123.1	23.2
Income taxes (expense)	(8.0)	(2.0)

NET INCOME AFTER TAX	115.1	21.2
Dividends paid on ordinary shares	(12.2)	(10.6)
Dividends paid on preference shares	(8.6)	(5.7)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Proportion due to non-controlling interest	—	(0.1)

Retained income	$94.2	$4.7

Components of net income (after tax)
Operating Income	$106.5	$55.5
Net realized and unrealized exchange gains/(losses) after tax	6.1	(0.8)
Net realized investment gains/(losses) after tax	2.5	(33.5)

NET INCOME AFTER TAX	$115.1	$21.2

Loss ratio	49.4%	62.9%
Policy acquisition expense ratio	20.0%	19.2%
General, administrative and corporate expense ratio	17.6%	14.8%
Expense ratio	37.6%	34.0%
Combined ratio	87.0%	96.9%

(1)	See provision of ASU 2010-26 on page 12

Aspen Insurance Holdings Limited

Summary consolidated financial data (unaudited)

	Three Months Ended		Nine Months Ended
(in US$ except for number of shares)	September 30, 2012	September 30, 2011(1)	September 30, 2012	September 30, 2011(1)
Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$1.50	$0.22	$3.60	$(1.98)
Operating income/(loss) adjusted for preference dividend	$1.37	$0.70	$3.67	$(1.32)
Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$1.45	$0.21	$3.47	$(1.98)
Operating income/(loss) adjusted for preference dividend	$1.34	$0.68	$3.53	$(1.32)
Weighted average number of ordinary shares outstanding (in millions)(2)	71.129	70.699	71.126	70.682
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)(2)
	73.398	73.300	73.703	70.682
Book value per ordinary share			$42.90	$39.41
Diluted book value (treasury stock method)			$41.53	$38.07
Ordinary shares outstanding at end of the period (in millions)			71.012	70.595
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)
			73.341	73.079

(1)	See provision of ASU 2010-26 on page 12
(2)	The basic and diluted number of ordinary shares for the nine months ended September 30, 2011 is the same, as the inclusion of dilutive shares in a loss-making period would be anti-dilutive

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$259.5	$298.9	$558.4	$276.1	$219.5	$495.6
Net written premiums	256.9	250.2	507.1	270.5	192.1	462.6
Gross earned premiums	299.8	302.0	601.8	303.2	246.7	549.9
Net earned premiums	279.6	236.6	516.2	279.6	207.3	486.9
Losses and loss adjustment expenses	117.1	137.9	255.0	188.8	117.4	306.2
Policy acquisition expenses	55.7	47.4	103.1	51.8	41.6	93.4
General and administrative expenses(1)	33.6	42.8	76.4	26.7	34.9	61.6

Underwriting income/(loss)	$73.2	$8.5	$81.7	$12.3	$13.4	$25.7

Net investment income			48.6			57.3
Net realized and unrealized investment gains/(losses)(2)			2.7			(32.9)
Corporate expenses			(14.3)			(10.4)
Other income/(expense)			4.5			(9.1)
Interest expenses			(7.8)			(7.7)
Net realized and unrealized foreign exchange gains(3)			7.7			0.3

Income before tax			123.1			23.2
Income tax (expense)			(8.0)			(2.0)

Net income			$115.1			$21.2

Ratios
Loss ratio	41.9%	58.3%	49.4%	67.5%	56.6%	62.9%
Policy acquisition expense ratio	19.9%	20.0%	20.0%	18.5%	20.1%	19.2%
General and administrative expense ratio(4)	12.0%	18.1%	17.6%	9.5%	16.8%	14.8%
Expense ratio	31.9%	38.1%	37.6%	28.0%	36.9%	34.0%
Combined ratio	73.8%	96.4%	87.0%	95.5%	93.5%	96.9%

(1)	See provision of ASU 2010-26 on page 12
(2)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(3)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4)	The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2011, Aspen reported $9.5 billion in total assets, $4.5 billion in gross reserves, $3.2 billion in shareholders’ equity and $2.2 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the persistence of the global financial crisis and the Eurozone debt crisis, changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the US Securities and Exchange Commission on February 28, 2012. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity to closing shareholders’ equity.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is a not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined 2012 catastrophe losses as losses associated with the severe weather in the US in February and March 2012 and Hurricane Isaac in August 2012 and movements in losses associated with the 2011 catastrophe events. We have defined catastrophe losses in the comparative period as losses associated with the US storms (specifically related to Hurricane Irene which occurred in the third quarter of 2011, and related to the tornadoes which occurred in the second quarter of 2011), the Australian floods and the New Zealand and Japanese earthquakes which occurred in the first quarter of 2011, and movement in losses associated with the 2010 catastrophe events (Chilean and New Zealand earthquakes) which were recognized in the third quarter of 2011.

Other

(1) Provision of ASU 2010-26. In 2012, Aspen adopted the provision of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” Under the standard, Aspen is required to expense the proportion of its general and administrative deferred acquisition costs not directly related to successful business acquisition. The application of this standard has resulted in a net $16.0 million write down of deferred acquisition costs through retained earnings brought forward and the restatement of our quarterly balance sheets from December 31, 2010 to December 31, 2011.

(2) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the world wide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of US Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.